Exhibit 99.1

Independent Bank Corp. Reports First Quarter Operating Net Income of $15.8 Million

ROCKLAND, Mass.--(BUSINESS WIRE)--April 16, 2015--Independent Bank Corp. (NASDAQ: INDB), parent of Rockland Trust Company, today announced 2015 first quarter net income of $9.5 million, or $0.38 per diluted share as compared to $16.0 million, or $0.66 per diluted share in the prior quarter. The decrease in the Company’s earnings was largely attributable to merger and acquisition costs of $6.3 million, net of tax, recognized during the first quarter, relating to the February 20, 2015 acquisition of Peoples Federal Bancshares, Inc. (“Peoples”). When excluding these expenses and other items that the Company considers to be non-core, net operating earnings for the first quarter were $15.8 million, or $0.63 per diluted share, versus the prior quarter’s net operating earnings of $16.6 million, or $0.69 per diluted share, representing decreases of 4.5% and 8.7%, respectively.

“During the first quarter of 2015 we welcomed Peoples customers to Rockland Trust in a seamless manner due to superb teamwork on the part of many of my colleagues,” said Christopher Oddleifson, President and Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “Although the severe winter weather and competitive pressures made organic loan growth challenging, our asset quality remains pristine due to our credit underwriting discipline. Rockland Trust is stronger than ever and well positioned to take advantage of opportunities in Boston and the other markets we serve.”

PEOPLES ACQUISITION

The Peoples acquisition added eight full-service branches, $463.9 million in loans and $432.3 million in deposits, at fair value. Total consideration of $141.8 million was paid with stock and cash, with the Company issuing 2,052,137 shares of common stock and paying $55.4 million in cash, in the aggregate, to Peoples shareholders. The following table provides the purchase price allocation of net assets acquired for this transaction:

Net Assets Acquired (at Fair Value)
(Dollars in Thousands)
Assets:
Cash	$41,957
Investments	43,585
Loans	463,927
Premises and Equipment	9,346
Goodwill	30,662
Core Deposit and Other Intangibles	3,936
Other Assets	46,920
Total Assets Acquired	$640,333
Liabilities:
Deposits	$432,250
Borrowings	51,209
Other Liabilities	15,054
Total Liabilities Assumed	$498,513
Purchase Price	$141,820

For further detail on the loans and deposits acquired, see the organic growth table provided in the financial schedules accompanying this release.

BALANCE SHEET

Total assets of $6.9 billion at March 31, 2015 increased by $546.2 million, or 8.6%, from the prior quarter and by $685.2 million, or 11.0%, as compared to the year ago period, inclusive of the acquisition of Peoples.

Inclusive of the Peoples acquisition, total loans at March 31, 2015 grew by $422.4 million, or 8.5% over the prior quarter and by $585.8 million, or 12.2% over the prior year period. On an organic basis, total loans declined slightly by $41.5 million, or 3.4% on an annualized basis in the first quarter. Growth in the commercial real estate, construction, and home equity portfolios was countered by declines in the commercial and industrial and residential loans portfolios as heightened competition and severe weather served to restrain loan closings and line utilization. Compared to a year ago, total loans grew organically by $121.9 million, or 2.5%.

Inclusive of the Peoples acquisition, total deposits at March 31, 2015 grew by $460.2 million, or 8.8% over the prior quarter and by $556.5 million, or 10.9% over the prior year period. On an organic basis, core deposits continued their steady growth with a rise of $47.0 million, or 4.2% on an annualized basis over the prior quarter and now represent 86.7% of total deposits. Total cost of deposits increased by one basis point as a result of the acquired deposit base, yet remained low at 0.21% for the quarter, reflecting the Company’s continued emphasis on lower cost funding. Compared to a year ago, total deposits grew organically by $124.2 million, or 2.4%.

The securities portfolio increased from the prior quarter to $782.3 million at March 31, 2015. The increase of $58.3 million was due primarily to the acquired Peoples portfolio of $43.6 million. The securities portfolio comprised 11.3% of total assets as of March 31, 2015.

Stockholders’ equity at March 31, 2015 rose to $732.9 million, an increase of 14.4% from the prior quarter, primarily as a result of the stock issued as consideration for the Peoples acquisition. Compared to the year ago period, stockholders’ equity has increased by $130.3 million, or 21.6%. The strong growth in capital led to an increase in the Company’s tangible book value per share, which increased by $0.64, or 3.3% during the first quarter, to $19.82. The Company’s tangible common ratio of 7.73% also reflected a strong increase from the prior quarter.

NET INTEREST INCOME

Net interest income increased to $51.2 million for the first quarter as compared to $49.8 million in the linked quarter, reflective of higher earning asset levels and a higher loan yield. During the first quarter, the Company’s net interest margin increased by eight basis points from the prior quarter to 3.50%, driven mainly by a four basis point accretion adjustment related to early payoffs on loans acquired along with lower liquid balances.

NONINTEREST INCOME

The Company recorded noninterest income of $16.6 million during the first quarter, which represents a $1.9 million, or 10.4%, decrease from the linked quarter. Significant changes in noninterest income in the first quarter compared to the prior quarter included the following:

  Deposit account fees and interchange and ATM fees decreased by $624,000, or 7.9%, mainly due to seasonal and weather related reductions in customer activity.
  Investment management income increased by $220,000, or 4.5%, and assets under administration increased by 3.4%.
  The income from the cash surrender value of life insurance policies decreased $133,000, or 14.6%, due to the timing of dividends received on certain policies which occurred during the prior quarter.
  Loan level derivative income declined $608,000 due to decreased volume.
  Other noninterest income decreased $893,000, or 32.4%, mainly due to capital gain distributions of $403,000 on the Company’s equity security portfolio during the fourth quarter of 2014 and an income decrease of $247,000 on a Community Reinvestment Act investment. Additionally, the Company recorded no gains on sale of fixed income securities during the quarter, as compared to $121,000 in the prior quarter.

NONINTEREST EXPENSE

Inclusive of merger and acquisition costs, the Company recorded noninterest expense of $55.0 million during the first quarter, a $10.6 million, or 23.9%, increase from the prior quarter. Significant changes in noninterest expense in the first quarter compared to the prior quarter included the following:

  Salaries and employee benefits increased $817,000, or 3.3%, due primarily to the addition of Peoples, as well as increases in equity compensation, medical insurance and a seasonal increase in payroll taxes. These increases were partially offset by decreases in performance based incentives and commissions.
  Occupancy and equipment expense increased $1.0 million, or 19.6%, mainly due to higher snow removal costs, as well as general expense increases due to the addition of Peoples facilities.
  The Company incurred $10.2 million in merger and acquisition costs related to the Peoples acquisition that closed on February 20, 2015.
  Other noninterest expenses decreased by $875,000, or 7.4%, as the Company experienced lower costs related to mortgage operations, loan workouts, debit cards, ATM expense, and other losses and charge-offs. These decreases were offset by an increase of $227,000 in advertising expenses due to the rollout of a spring marketing campaign.

The Company generated a return on average assets and a return on average common equity of 0.58% and 5.58%, respectively, in the first quarter, as compared to 0.99% and 9.93% in the prior quarter. On an operating basis, the return on average assets and the return on average common equity for the three months ended March 31, 2015 were 0.97% and 9.33%, respectively, as compared to 1.02% and 10.29%, respectively, for the prior quarter.

ASSET QUALITY

Asset quality metrics remained strong during the first quarter, due to the Company’s ongoing credit discipline and prudent resolution of problem loans. For the first quarter, total net charge-offs declined to $85,000, or 0.01% of average loans on an annualized basis, compared to 0.13% for the quarter ending December 31, 2014. The low charge-off levels were reflective of significant recoveries recognized by the Company during the first quarter. In light of the exceptionally low net charge-off level and an organic decline in the loan portfolio, application of current accounting guidelines resulted in a slight reduction in the allowance for loan losses in the first quarter and a corresponding negative provision for loan losses of $500,000 as compared to a provision of $1.8 million in the prior quarter. Nonperforming loans increased during the first quarter by $2.8 million to $30.3 million, and represent 0.56% of total loans at March 31, 2015, as compared to 0.55% of total loans at December 31, 2014. In addition, nonperforming assets were $40.3 million at the end of the first quarter, as compared to $38.9 million in the prior quarter. Delinquency as a percentage of loans was 0.53% at March 31, 2015, a decrease of twenty seven basis points from the prior quarter.

The allowance for loan losses was $54.5 million at March 31, 2015, as compared to $55.1 million at December 31, 2014. The Company’s allowance for loan losses as a percentage of loans was 1.01% and 1.11% at March 31, 2015 and December 31, 2014, respectively. Loans acquired in connection with the Peoples acquisition have been recorded at fair value, including a reduction for estimated credit losses, and without carryover of the respective portfolio’s historical allowance for loan losses. Excluding these recently acquired loans at March 31, 2015, the allowance for loan losses would have been approximately 1.11% of total loans.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer and Robert Cozzone, Chief Financial Officer will host a conference call to discuss first quarter earnings at 10:00 a.m. Eastern Time on Friday, April 17, 2015. Internet access to the call is available on the Company’s website at www.rocklandtrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529. Replay Conference Number: 10062760 and will available through May 1, 2015. Additionally, a webcast replay will be available until April 17, 2016.

ABOUT INDEPENDENT BANK CORP.

Independent Bank Corp. has approximately $6.9 billion in assets and is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust offers a wide range of banking, investment, and insurance services to businesses and individuals through retail branches, commercial lending offices, investment management offices, and residential lending centers located in Eastern Massachusetts and Rhode Island, as well as through telephone banking, mobile banking, and the Internet. Rockland Trust, which was named to Sandler 2014 Sm-All Stars list of top performing small-cap banks and thrifts in the country, is an FDIC Member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters ®”, please visit www.rocklandtrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

  a weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area;
  adverse changes in the local real estate market;
  a further deterioration of the credit rating for U.S. long-term sovereign debt;
  acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;
  changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
  higher than expected tax rates and any changes in and any failure by the Company to comply with tax laws generally and requirements of the federal New Markets Tax Credit program;
  unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;
  adverse changes in asset quality including an unanticipated credit deterioration in our loan portfolio;
  unexpected increased competition in the Company’s market area;
  unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;
  a deterioration in the conditions of the securities markets;
  our inability to adapt to changes in information technology;
  electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;
  adverse changes in consumer spending and savings habits;
  the inability to realize expected revenue synergies from the Peoples Federal Bancshares merger in the amounts or in the timeframe anticipated;
  inability to retain customers and employees, including those of Peoples Federal Bancshares;
  the effect of new laws and regulations regarding the financial services industry including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act;
  changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;
  changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; and
  other unexpected material adverse changes in our operations or earnings.

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating earnings and operating EPS, return on average assets and return on average common equity calculated on an operating basis, and the allowance for loan losses excluding the loans acquired from Peoples. The non-GAAP financial measures, including operating earnings and operating EPS, exclude gain or loss due to items that management believes are unrelated to its core banking business and will not have a material financial impact on operating results in future periods, such as gains or losses on the sales of securities, merger and acquisition expenses, and other items. The Company’s management uses operating earnings and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses. The Company has included information on these non-GAAP measures because management believes that investors may find it useful to have access to the same analytical tool used by management and may also find that it facilitates the comparison of the Company to other companies in the financial services industry. These non-GAAP measures should not be viewed as a substitute for operating results determined in accordance with GAAP. An item which management deems to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating earnings and operating EPS, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

INDEPENDENT BANK CORP. FINANCIAL SUMMARY

				% Change	% Change
CONSOLIDATED BALANCE SHEETS	March 31,	December 31,	March 31,	Mar 2015 vs.	Mar 2015 vs.
(Unaudited dollars in thousands)	2015	2014	2014	Dec 2014	Mar 2014

Assets
Cash and due from banks	$108,804	$143,342	$142,349	-24.09%	-23.57%
Interest-earning deposits with banks	47,470	34,912	74,934	35.97%	-36.65%
Securities
Securities - trading	494	-	-	100.00%	100.00%
Securities - available for sale	387,038	348,554	348,258	11.04%	11.14%
Securities - held to maturity	394,745	375,453	375,556	5.14%	5.11%
Total securities	782,277	724,007	723,814	8.05%	8.08%

Loans held for sale	9,507	6,888	6,788	38.02%	40.06%
Loans
Commercial and industrial	829,380	860,839	822,509	-3.65%	0.84%
Commercial real estate	2,606,444	2,347,323	2,282,939	11.04%	14.17%
Commercial construction	291,666	265,994	239,536	9.65%	21.76%
Small business	87,709	85,247	78,147	2.89%	12.24%
Total commercial	3,815,199	3,559,403	3,423,131	7.19%	11.45%
Residential real estate	681,379	530,259	538,626	28.50%	26.50%
Home equity - 1st position	519,978	513,518	499,095	1.26%	4.18%
Home equity - subordinate positions	356,938	350,345	328,190	1.88%	8.76%
Total consumer real estate	1,558,295	1,394,122	1,365,911	11.78%	14.08%
Other consumer	19,624	17,208	18,227	14.04%	7.66%
Total loans	5,393,118	4,970,733	4,807,269	8.50%	12.19%
Less - allowance for loan losses	(54,515)	(55,100)	(53,629)	-1.06%	1.65%
Net loans	5,338,603	4,915,633	4,753,640	8.60%	12.31%
Federal Home Loan Bank stock	37,485	33,233	39,926	12.79%	-6.11%
Bank premises and equipment	73,315	64,074	64,433	14.42%	13.78%
Goodwill and core deposit intangible	215,058	180,306	182,051	19.27%	18.13%
Other assets	298,566	262,517	237,985	13.73%	25.46%
Total assets	$6,911,085	$6,364,912	$6,225,920	8.58%	11.01%

Liabilities and Stockholders' Equity
Deposits
Demand deposits	$1,603,124	$1,462,200	$1,399,717	9.64%	14.53%
Savings and interest checking accounts	2,232,832	2,108,486	2,032,204	5.90%	9.87%
Money market	1,088,223	990,160	957,052	9.90%	13.71%
Time certificates of deposit	746,533	649,620	725,286	14.92%	2.93%
Total deposits	5,670,712	5,210,466	5,114,259	8.83%	10.88%
Borrowings
Federal Home Loan Bank borrowings	108,246	70,080	140,228	54.46%	-22.81%
Customer repurchase agreements and other short-term borrowings	128,138	147,890	128,485	-13.36%	-0.27%
Wholesale repurchase agreements	50,000	50,000	50,000	0.00%	0.00%
Junior subordinated debentures	73,631	73,685	73,852	-0.07%	-0.30%
Subordinated debentures	35,000	65,000	30,000	-46.15%	16.67%
Total borrowings	395,015	406,655	422,565	-2.86%	-6.52%
Total deposits and borrowings	6,065,727	5,617,121	5,536,824	7.99%	9.55%
Other liabilities	112,472	107,264	86,540	4.86%	29.97%
Stockholders' equity
Common stock	259	237	236	9.28%	9.75%
Additional paid in capital	399,936	311,978	306,156	28.19%	30.63%
Retained earnings	333,104	330,444	301,218	0.80%	10.59%
Accumulated other comprehensive loss, net of tax	(413)	(2,132)	(5,054)	-80.63%	-91.83%
Total stockholders' equity	732,886	640,527	602,556	14.42%	21.63%
Total liabilities and stockholders' equity	$6,911,085	$6,364,912	$6,225,920	8.58%	11.01%

CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
(Unaudited dollars in thousands)				% Change	% Change
	March 31,	December 31,	March 31,	Mar 2015 vs.	Mar 2015 vs.
	2015	2014	2014	Dec 2014	Mar 2014

Interest income
Interest on fed funds sold and short term investments	$30	$76	$38	-60.53%	-21.05%
Interest and dividends on securities	4,661	4,741	4,687	-1.69%	-0.55%
Interest on loans	51,687	49,911	48,204	3.56%	7.23%
Interest on loans held for sale	51	99	51	-48.48%	0.00%
Total interest income	56,429	54,827	52,980	2.92%	6.51%
Interest expense
Interest on deposits	2,763	2,725	2,791	1.39%	-1.00%
Interest on borrowed funds	2,417	2,282	2,583	5.92%	-6.43%
Total interest expense	5,180	5,007	5,374	3.46%	-3.61%
Net interest income	51,249	49,820	47,606	2.87%	7.65%
Less - provision for loan (benefit) losses	(500)	1,750	4,502	-128.57%	-111.11%
Net interest income after provision for loan losses	51,749	48,070	43,104	7.65%	20.06%
Noninterest income
Deposit account fees	4,166	4,587	4,359	-9.18%	-4.43%
Interchange and ATM fees	3,100	3,303	2,975	-6.15%	4.20%
Investment management	5,107	4,887	4,603	4.50%	10.95%
Mortgage banking income	1,126	1,004	487	12.15%	131.21%
Increase in cash surrender value of life insurance policies	778	911	722	-14.60%	7.76%
Gain on life insurance benefits	-	-	1,627	n/a	-100.00%
Loan level derivative income	418	1,026	746	-59.26%	-43.97%
Other noninterest income	1,862	2,755	1,997	-32.41%	-6.76%
Total noninterest income	16,557	18,473	17,516	-10.37%	-5.47%
Noninterest expense
Salaries and employee benefits	25,288	24,471	23,080	3.34%	9.57%
Occupancy and equipment	6,394	5,347	6,146	19.58%	4.04%
Data processing and facilities management	1,122	1,156	1,253	-2.94%	-10.45%
FDIC assessment	956	942	905	1.49%	5.64%
Merger and acquisition	10,230	586	77	1645.73%	13185.71%
Other noninterest expense	10,987	11,862	10,426	-7.38%	5.38%
Total noninterest expense	54,977	44,364	41,887	23.92%	31.25%
Income before income taxes	13,329	22,179	18,733	-39.90%	-28.85%
Provision for income taxes	3,869	6,201	5,350	-37.61%	-27.68%
Net income	$9,460	$15,978	$13,383	-40.79%	-29.31%

Basic earnings per share	$0.38	$0.67	$0.56	-43.28%	-32.14%
Diluted earnings per share	$0.38	$0.66	$0.56	-42.42%	-32.14%
Basic average shares	24,959,865	23,968,320	23,819,065
Diluted average shares	25,040,080	24,055,132	23,919,238

Performance ratios
Net interest margin (FTE)	3.50%	3.42%	3.49%
Return on average assets	0.58%	0.99%	0.88%
Return on average common equity	5.58%	9.93%	9.02%

Reconciliation table - non-GAAP financial information
Net income	$9,460	$15,978	$13,383	-40.79%	-29.31%
Noninterest income components
Less - gain on sale of fixed income securities, net of tax	-	(72)	-
Less - gain on life insurance benefits (tax exempt)	-	-	(1,627)
Noninterest expense components
Add - loss on extinguishmnet of debt	72	-	-
Add - loss on sale of fixed income securities	-	13	-
Add - merger & acquisition expenses, net of tax	6,287	404	66
Add - impairment on acquired facilities, net of tax	-	-	298
Other components:
Add - Adjustment for tax effect of previously incurred merger and acquisition expenses	-	235	-
Net operating earnings	$15,819	$16,558	$12,120	-4.47%	30.52%

Diluted earnings per share, on an operating basis	$0.63	$0.69	$0.51	-8.70%	23.53%

Reconciliation table - non-GAAP financial information
(Unaudited dollars in thousands)	Three Months Ended
				% Change
	March 31,	December 31,	March 31,	Mar 2015 vs.	Mar 2015 vs.
	2015	2014	2014	Dec 2014	Mar 2014

Noninterest income GAAP	$16,557	$18,473	$17,516	-10.37%	-5.47%
Less - net gain on sale of fixed income securities	-	(121)	-	-100.00%	n/a
Less - gain on life insurance benefits	-	-	(1,627)	n/a	-100.00%
Total noninterest income as adjusted	$16,557	$18,352	$15,889	-9.78%	4.20%

Noninterest expense GAAP	$54,977	$44,364	$41,887	23.92%	31.25%
Less - loss on sale of fixed income securities	-	(21)	-	-100.00%	n/a
Less - loss on extinguishment of debt	(122)	-	-	100.00%	100.00%
Less - merger and acquisition expenses	(10,230)	(586)	(77)	1645.73%	13185.71%
Less - impairment on acquired facilities	-	-	(503)	n/a	-100.00%
Total noninterest expense as adjusted	$44,625	$43,757	$41,307	1.98%	8.03%

Asset quality	Nonperforming Assets			Net Charge-Offs
	At			For the Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2015	2014	2014	2015	2014	2014

Nonperforming loans
Commercial & industrial loans	$4,542	$2,822	$3,299	$182	$91	$704
Commercial real estate loans	8,770	7,590	13,970	(544)	1,099	2,854
Small business loans	267	246	788	83	29	221
Residential real estate loans	8,693	8,803	11,000	140	117	128
Home equity	8,015	8,038	7,062	89	154	1
Other consumer	53	13	52	135	165	204
Total nonperforming loans / total net charge-offs	$30,340	$27,512	$36,171	$85	$1,655	$4,112
Nonaccrual securities	3,723	3,640	2,353
Other assets in possession	-	-	167
Other real estate owned	6,285	7,742	7,830
Total nonperforming assets	$40,348	$38,894	$46,521

Nonperforming loans/gross loans	0.56%	0.55%	0.75%
Nonperforming assets/total assets	0.58%	0.61%	0.75%
Allowance for loan losses/nonperforming loans	179.68%	200.28%	148.27%
Gross loans/total deposits	95.10%	95.40%	94.00%
Allowance for loan losses/total loans	1.01%	1.11%	1.12%

Net charge-offs to average loans (quarter annualized)				0.01%	0.13%	0.35%

	Three Months Ended
	March 31,	December 31,	March 31,
Nonperforming assets reconciliation	2015	2014	2014
Nonperforming assets beginning balance	$38,894	$38,557	$43,833
New to Nonperforming	11,523	9,287	10,369
Loans charged-off	(1,525)	(2,325)	(4,566)
Loans paid-off	(5,923)	(4,119)	(1,367)
Loans transferred to other real estate owned/other assets	(354)	(209)	(746)
Loans restored to performing status	(891)	(1,230)	(2,062)
New to other real estate owned	354	209	746
Sale of other real estate owned	(1,633)	(3,206)	(590)
Capital improvements to other real estate owned	665	1,483	444
Other	(762)	447	460
Nonperforming assets ending balance	$40,348	$38,894	$46,521

	Troubled Debt Restructurings
	At
	March 31,	December 31,	March 31,
	2015	2014	2014
Troubled debt restructurings on accrual status	$36,887	$38,382	$40,329
Troubled debt restructurings on nonaccrual status	4,899	5,248	6,998
Total troubled debt restructurings	$41,786	$43,630	$47,327

	March 31,	December 31,	March 31,
Financial ratios	2015	2014	2014
Book value per common share	$28.05	$26.69	$25.23
Tangible book value per share	$19.82	$19.18	$17.61
Tangible common capital/tangible assets	7.73%	7.44%	6.96%

Capital adequacy
Common equity tier 1 capital ratio (1)	9.97%	n/a	n/a
Tier one leverage capital ratio (1)	9.52%	8.84%	8.60%
(1) Estimated number for March 31, 2015.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited - dollars in thousands)	Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate

Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$48,698	$30	0.25%	$120,647	$76	0.25%	$61,356	$38	0.25%
Securities
Securities - trading	179	-	0.00%	-	-	-	-	-	-
Securities - taxable investments	745,242	4,627	2.52%	726,417	4,708	2.57%	706,355	4,650	2.67%
Securities - nontaxable investments (1)	5,585	52	3.78%	5,670	51	3.57%	6,143	63	4.16%
Total securities	751,006	4,679	2.53%	732,088	4,759	2.58%	712,498	4,713	2.68%
Loans held for sale	7,603	51	2.72%	11,972	99	3.28%	6,041	51	3.42%
Loans
Commercial and industrial	855,462	8,207	3.89%	845,113	8,207	3.85%	816,467	7,941	3.94%
Commercial real estate (1)	2,454,630	25,720	4.25%	2,358,236	24,689	4.15%	2,281,778	24,205	4.30%
Commercial construction	280,049	2,900	4.20%	259,218	2,895	4.43%	228,818	2,346	4.16%
Small business	86,498	1,172	5.50%	82,417	1,143	5.50%	77,503	1,069	5.59%
Total commercial	3,676,639	37,999	4.19%	3,544,984	36,934	4.13%	3,404,566	35,561	4.24%
Residential real estate	602,490	6,211	4.18%	534,527	5,465	4.06%	540,382	5,166	3.88%
Home equity	869,688	7,419	3.46%	859,994	7,507	3.46%	823,890	7,258	3.57%
Total consumer real estate	1,472,178	13,630	3.75%	1,394,521	12,972	3.69%	1,364,272	12,424	3.69%
Other consumer	17,893	412	9.34%	16,534	387	9.29%	19,226	485	10.23%
Total loans	5,166,710	52,041	4.08%	4,956,039	50,293	4.03%	4,788,064	48,470	4.11%
Total interest-earning assets	$5,974,017	$56,801	3.86%	$5,820,745	$55,227	3.76%	$5,567,959	$53,272	3.88%
Cash and due from banks	114,974			120,228			140,788
Federal Home Loan Bank stock	35,076			33,233			39,926
Other assets	494,042			435,254			405,367
Total assets	$6,618,109			$6,409,460			$6,154,040
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$2,134,044	$862	0.16%	$2,129,340	$871	0.16%	$1,962,983	$889	0.18%
Money market	1,049,472	676	0.26%	1,010,401	653	0.26%	997,817	619	0.25%
Time deposits	689,530	1,225	0.72%	658,533	1,201	0.72%	733,018	1,281	0.71%
Total interest-bearing deposits	$3,873,046	$2,763	0.29%	$3,798,274	$2,725	0.28%	$3,693,818	$2,789	0.31%
Borrowings
Federal Home Loan Bank borrowings	$97,596	$502	2.09%	$60,974	$456	2.97%	$151,273	$1,002	2.69%
Customer repurchase agreements and other short-term borrowings	138,836	63	0.18%	156,041	52	0.13%	138,536	55	0.16%
Wholesale repurchase agreements	50,000	286	2.32%	50,000	292	2.32%	50,000	286	2.32%
Junior subordinated debentures	73,661	992	5.46%	73,712	1,012	5.45%	73,884	992	5.45%
Subordinated debentures	51,667	574	4.51%	47,120	470	3.96%	30,000	248	3.35%
Total borrowings	$411,760	$2,417	2.38%	$387,847	$2,282	2.33%	$443,693	$2,583	2.36%
Total interest-bearing liabilities	$4,284,806	$5,180	0.49%	$4,186,121	$5,007	0.47%	$4,137,511	$5,372	0.53%
Demand deposits	1,536,919			1,493,464			1,347,559
Other liabilities	108,855			91,726			67,259
Total liabilities	$5,930,580			$5,771,311			$5,552,329
Stockholders' equity	687,529			638,149			601,711
Total liabilities and stockholders' equity	$6,618,109			$6,409,460			$6,154,040

Net interest income		$51,621			$50,220			$47,900

Interest rate spread (2)			3.37%			3.29%			3.35%

Net interest margin (3)			3.50%			3.42%			3.49%

Supplemental Information
Total deposits, including demand deposits	$5,409,965	$2,763		$5,291,738	$2,725		$5,041,377	$2,789
Cost of total deposits			0.21%			0.20%			0.22%
Total funding liabilities, including demand deposits	$5,821,725	$5,180		$5,679,585	$5,007		$5,485,070	$5,372
Cost of total funding liabilities			0.36%			0.35%			0.40%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $372,000, $400,000, and $291,000 for the three months ended March 31, 2015, December 31, 2014, and March 31, 2014, respectively.

(2) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

Organic Loan and Deposit Growth
	Quarter over Quarter					Year over Year
					Organic			Organic
	March 31,	December 31,	Balance	Organic	Growth/(Loss)	March 31,	Organic	Growth/(Loss)
	2015	2014	Acquired	Growth/(Loss)	%	2014	Growth/(Loss)	%
Loans
Commercial and Industrial	$829,380	$860,839	$11,268	$(42,727)	-5.0%	$822,509	$(4,397)	-0.53%
Commercial Real Estate	2,606,444	2,347,323	249,383	9,738	0.4%	2,282,939	74,122	3.25%
Commercial Construction	291,666	265,994	15,299	10,373	3.9%	239,536	36,831	15.38%
Small Business	87,709	85,247	120	2,342	2.7%	78,147	9,442	12.08%
Total Commercial	3,815,199	3,559,403	276,070	(20,274)	-0.6%	3,423,131	115,998	3.39%
Residential Real Estate	681,379	530,259	175,323	(24,203)	-4.6%	538,626	(32,570)	-6.05%
Home Equity	876,916	863,863	9,072	3,981	0.5%	827,285	40,559	4.90%
Total Consumer Real Estate	1,558,295	1,394,122	184,395	(20,222)	-1.5%	1,365,911	7,989	0.58%
Total Other Consumer	19,624	17,208	3,462	(1,046)	-6.1%	18,227	(2,065)	-11.33%
Total Loans	$5,393,118	$4,970,733	$463,927	$(41,542)	-0.8%	$4,807,269	$121,922	2.54%

Deposits
Demand Deposits	$1,603,124	$1,462,200	$71,362	$69,562	4.8%	$1,399,717	$132,045	9.43%
Savings and Interest Checking Accounts	2,232,832	2,108,486	168,228	(43,882)	-2.1%	2,032,204	32,400	1.59%
Money Market	1,088,223	990,160	76,724	21,339	2.2%	957,052	54,447	5.69%
Time Certificates of Deposit	746,533	649,620	115,936	(19,023)	-2.9%	725,286	(94,689)	-13.06%
Total Deposits	$5,670,712	$5,210,466	$432,250	$27,996	0.5%	$5,114,259	$124,203	2.43%

CONTACT:
Independent Bank Corp.
Chris Oddleifson, 781-982-6660
President and Chief Executive Officer
or
Robert Cozzone, 781-982-6723
Chief Financial Officer and Treasurer